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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

TERCICA, INC.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
88078l 10 5
(CUSIP Number)
December 31, 2005
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No.	88078l 10 5

1	NAMES OF REPORTING PERSONS: MPM BioVentures III, L.P.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		383,776

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		383,776

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	383,776

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	1.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

CUSIP No.	88078l 10 5

1	NAMES OF REPORTING PERSONS: MPM BioVentures III-QP, L.P.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		5,707,936

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		5,707,936

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	5,707,936

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	18.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

CUSIP No.	88078l 10 5

1	NAMES OF REPORTING PERSONS: MPM BioVentures III Parallel Fund, L.P.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		172,441

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		172,441

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	172,441

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

CUSIP No.	88078l 10 5

1	NAMES OF REPORTING PERSONS: MPM BioVentures III GmbH & Co. Beteiligungs KG

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Germany

	5	SOLE VOTING POWER:

NUMBER OF		482,343

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		482,343

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	482,343

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	1.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

CUSIP No.	88078l 10 5

1	NAMES OF REPORTING PERSONS: MPM Asset Management Investors 2002 BVII LLC

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		112,772

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		112,772

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	112,772

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

CUSIP No.	88078l 10 5

1	NAMES OF REPORTING PERSONS: Ansbert Gadicke

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		6,859,268*

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		6,859,268*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	6,859,268*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	21.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
*Includes 5,707,936 by MPM BioVentures III-QP, L.P. (“BV III QP”), 383,776 by MPM BioVentures III, L.P. (“BV III”), 112,772 by MPM Asset Management Investors 2002 BVIII LLC (“BV AM LLC”), 172,441 by MPM BioVentures III Parallel Fund, L.P. (“BV III PF”) and 482,343 by MPM BioVentures III GmbH & Co. Beteiligungs KG (“BV III KG”). MPM BioVentures III GP, L.P. (“BV III GP”) and MPM BioVentures III LLC (“BV III LLC”) are the direct and indirect general partners of BV III, BV III QP, BV III PF and BV III KG. The Reporting Person is a member of BV III LLC and BV AM III.

CUSIP No.	88078l 10 5

1	NAMES OF REPORTING PERSONS: Luke Evnin

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		6,859,268*

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		6,859,268*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	6,859,268*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	21.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
*Includes 5,707,936 by MPM BioVentures III-QP, L.P. (“BV III QP”), 383,776 by MPM BioVentures III, L.P. (“BV III”), 112,772 by MPM Asset Management Investors 2002 BVIII LLC (“BV AM LLC”), 172,441 by MPM BioVentures III Parallel Fund, L.P. (“BV III PF”) and 482,343 by MPM BioVentures III GmbH & Co. Beteiligungs KG (“BV III KG”). MPM BioVentures III GP, L.P. (“BV III GP”) and MPM BioVentures III LLC (“BV III LLC”) are the direct and indirect general partners of BV III, BV III QP, BV III PF and BV III KG. The Reporting Person is a member of BV III LLC and BV AM III.

Item 1.
(a)	Name of Issuer
Tercica, Inc.
(b)	Address of Issuer’s Principal Executive Offices
2000 Sierra Point Parkway, Suite 400
Brisbane, CA 94005

Item 2.
(a)	Name of Person Filing
MPM BioVentures III, L.P.
MPM BioVentures III-QP, L.P.
MPM BioVentures III Parallel Fund, L.P.
MPM BioVentures III GmbH & Co. Beteiligungs KG
MPM Asset Management Investors 2002 BVIII LLC
Ansbert Gadicke
Luke Evnin
(b)	Address of Principal Business Office or, if none, Residence
c/o MPM Capital L.P.
The John Hancock Tower
200 Clarendon Street, 54th Floor
Boston, MA 02116
(c)	Citizenship
All entities were organized in Delaware, except MPM BioVentures III GmbH & Co. Beteiligungs KG which was organized in Germany. The individuals are United States citizens.
(d)	Title of Class of Securities
Common Stock
(e)	CUSIP Number
88078l 10 5

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
Not applicable

Item 4.	Ownership
(a)	Amount Beneficially Owned:

MPM BioVentures III, L.P.	383,776
MPM BioVentures III-QP, L.P.	5,707,936
MPM BioVentures III Parallel Fund, L.P.	172,441
MPM BioVentures III GmbH & Co. Beteiligungs KG	482,343
MPM Asset Management Investors 2002 BVIII LLC	112,772
Ansbert Gadicke	6,859,268	*
Luke Evnin	6,859,268	*
Percent of Class:

MPM BioVentures III, L.P.	1.2%
MPM BioVentures III-QP, L.P.	18.0%
MPM BioVentures III Parallel Fund, L.P.	0.5%
MPM BioVentures III GmbH & Co. Beteiligungs KG	1.5%
MPM Asset Management Investors 2002 BVIII LLC	0.4%
Ansbert Gadicke	21.7%
Luke Evnin	21.7%
(b)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote

MPM BioVentures III, L.P.	383,776
MPM BioVentures III-QP, L.P.	5,707,936
MPM BioVentures III Parallel Fund, L.P.	172,441
MPM BioVentures III GmbH & Co. Beteiligungs KG	482,343
MPM Asset Management Investors 2002 BVIII LLC	112,772
Ansbert Gadicke	0
Luke Evnin	0

(ii)	Shared power to vote or to direct the vote

MPM BioVentures III, L.P.	0
MPM BioVentures III-QP, L.P.	0
MPM BioVentures III Parallel Fund, L.P.	0
MPM BioVentures III GmbH & Co. Beteiligungs KG	0
MPM Asset Management Investors 2002 BVIII LLC	0
Ansbert Gadicke	6,859,268	*
Luke Evnin	6,859,268	*
(iii)	Sole power to dispose or to direct the disposition of

MPM BioVentures III, L.P.	383,776
MPM BioVentures III-QP, L.P.	5,707,936
MPM BioVentures III Parallel Fund, L.P.	172,441
MPM BioVentures III GmbH & Co. Beteiligungs KG	482,343
MPM Asset Management Investors 2002 BVIII LLC	112,772
Ansbert Gadicke	0
Luke Evnin	0
(iv)	Shared power to dispose or to direct the disposition of

MPM BioVentures III, L.P.	0
MPM BioVentures III-QP, L.P.	0
MPM BioVentures III Parallel Fund, L.P.	0
MPM BioVentures III GmbH & Co. Beteiligungs KG	0
MPM Asset Management Investors 2002 BVIII LLC	0
Ansbert Gadicke	6,859,268	*
Luke Evnin	6,859,268	*
*Includes 5,707,936 by MPM BioVentures III-QP, L.P. (“BV III QP”), 383,776 by MPM BioVentures III, L.P. (“BV III”), 112,772 by MPM Asset Management Investors 2002 BVIII LLC (“BV AM LLC”), 172,441 by MPM BioVentures III Parallel Fund, L.P. (“BV III PF”) and 482,343 by MPM BioVentures III GmbH & Co. Beteiligungs KG (“BV III KG”). MPM BioVentures III GP, L.P. (“BV III GP”) and MPM BioVentures III LLC (“BV III LLC”) are the direct and indirect general partners of BV III, BV III QP, BV III PF and BV III KG. The Reporting Person is a member of BV III LLC and BV AM III.

Item 5.	Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
Not Applicable

Item 8.	Identification and Classification of Members of the Group
Not Applicable

Item 9.	Notice of Dissolution of a Group
Not Applicable

Item 10.	Certification
Not Applicable

SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: February 9, 2006

MPM BIOVENTURES III, L.P.		MPM BIOVENTURES III-QP, L.P.

By:	MPM BioVentures III GP, L.P.,	By:	MPM BioVentures III GP, L.P.,
	its General Partner		its General Partner

By:	MPM BioVentures III LLC,	By:	MPM BioVentures III LLC,
	its General Partner		its General Partner

By:	\s\ Luke Evnin	By:	\s\ Luke Evnin

	Name: Luke Evnin		Name: Luke Evnin
	Title: Series A Member		Title: Series A Member

MPM BIOVENTURES III PARALLEL FUND, L.P.		MPM BIOVENTURES III GMBH & CO. BETEILIGUNGS KG

By:	MPM BioVentures III GP, L.P.,	By:	MPM BioVentures III GP, L.P.,
	its General Partner		in its capacity as the Managing Limited Partner

By:	MPM BioVentures III LLC,	By:	MPM BioVentures III LLC,
	its General Partner		its General Partner

By:	\s\ Luke Evnin	By:	\s\ Luke Evnin

	Name: Luke Evnin		Name: Luke Evnin
	Title: Series A Member		Title: Series A Member

MPM ASSET MANAGEMENT INVESTORS 2002 BVIII LLC

By:	\s\ Luke Evnin	By:	\s\ Ansbert Gadicke

	Name: Luke Evnin		Name: Ansbert Gadicke
Title: Manager

By:	\s\ Luke Evnin

Name: Luke Evnin
Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

EXHIBIT A
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Tercica, Inc. and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.
     In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 9th day of February, 2006.

MPM BIOVENTURES III, L.P.		MPM BIOVENTURES III-QP, L.P.

By:	MPM BioVentures III GP, L.P.,	By:	MPM BioVentures III GP, L.P.,
	its General Partner		its General Partner

By:	MPM BioVentures III LLC,	By:	MPM BioVentures III LLC,
	its General Partner		its General Partner

By:	\s\ Luke Evnin	By:	\s\ Luke Evnin

	Name: Luke Evnin		Name: Luke Evnin
	Title: Series A Member		Title: Series A Member

MPM BIOVENTURES III PARALLEL FUND, L.P.		MPM BIOVENTURES III GMBH & CO. BETEILIGUNGS KG

By:	MPM BioVentures III GP, L.P.,	By:	MPM BioVentures III GP, L.P.,
	its General Partner		in its capacity as the Managing Limited Partner

By:	MPM BioVentures III LLC,	By:	MPM BioVentures III LLC,
	its General Partner		its General Partner

By:	\s\ Luke Evnin	By:	\s\ Luke Evnin

	Name: Luke Evnin		Name: Luke Evnin
	Title: Series A Member		Title: Series A Member

MPM ASSET MANAGEMENT INVESTORS 2002 BVIII LLC

By:	\s\ Luke Evnin	By:	\s\ Ansbert Gadicke

	Name: Luke Evnin		Name: Ansbert Gadicke
Title: Manager

By:	\s\ Luke Evnin

Name: Luke Evnin